Exhibit 10.5
AMENDMENT NO. 1
INCORPORATED COUNTY OF LOS ALAMOS
PROJECT PARTICIPATION AGREEMENT

This AMENDMENT NO. 1 is entered into by and between the Incorporated County of Los Alamos, an incorporated county of the State of New Mexico ("County"), and Caldera Pharmaceuticals, Inc., a Delaware corporation ("Caldera"), to be effective for all purposes February 21, 2007.

WHEREAS, the parties desire to amend the Participation Agreement to reflect the equity investments and contract awards obtained by Caldera in meeting County’s Economic Development Plan and the benefits to the residents of the County;

WHEREAS, the parties desire to amend the Participation Agreement to require a two to one match in private investment from Caldera to initiate the release of County funds; and

WHEREAS, the parties desire to amend the Participation Agreement to permit Caldera to secure its Second Additional investment within five (5) years.

NOW, THEREFORE, good and valuable consideration, the parties agree as follows:

1. To delete Section C(10) of the Recitals in its entirety and replace it with the following:

(10) Caldera has obtained equity investment from private investors in the amount of One Million Four Hundred Seventy-Seven Thousand Dollars ($1,477,000) and has been awarded Department of Defense contracts in the amount of One Million Three Hundred Thirty-Tree Thousand Seventy-Eight Dollars ($1,333,078).

2. To delete Section 1(c) in its entirety and replace it with the following:

(c) Contingencies. The disbursement of the Project Loan described in this section shall be contingent upon the following:

(i) Caldera shall obtain secured and non-revocable financing commitment(s) from sources other than County in the amount of two times the actual amount of the funds to be disbursed of any funds; the disbursed funds shall not exceed Two Million Two Hundred Dollars ($2,200,000).

(ii) Caldera shall enter into legal and binding employment contracts with Benjamin Warner as President and Chief Executive Officer for a minimum of three years attached (provided, however, that the financial terms may be redacted"). Caldera may replace Benjamin Warner as President and Chief Executive, provided that Caldera provides a new President and Chief Executive Officer acceptable to the County within ninety (90) days after the replacement of Benjamin Warner.

3. To delete Section 2(a) in its entirety and replace it with the following::

(a) First Additional Investment. No later than the end of one year from the effective date of this Agreement, Caldera shall have realized private investment and related economic activity of Two Million Eight Hundred Ten Thousand Seventy-Eight Dollars ($2,810,078).

4. To delete Section 2(b) in its entirety and replace it with the following:

(b) Second Additional Investment. No later than the end of five (5) years from the effective date of -this Agreement, Caldera shall have realized private investment and related economic activity of Eleven Million Dollars ($11,000,000).

Except as expressly modified by this Amendment No. 1 the terms and conditions of the Agreement remain unchanged and in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the date(s) set forth opposite the signatures of their authorized representatives to be effective for all purposes on the date first written -above.

Attest:
/Mary Pat Kramer/
Mary Pat Kramer
County Clerk

Incorporated County of Los Alamos
/Max Baker/ 2/20/07
Max H. Baker
County Administrator

Approved to Form:
/Peter Dwyer/
Peter A. Dwyer
County Attorney

CALDERA PHARMACEUTICALS, INC., a Delaware corporation
/Benjamin Warner// 2/21/07
Benjamin Warner
President